Exhibit 3.1

VESTIN REALTY MORTGAGE II, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:                      The charter of Vestin Realty Mortgage II, Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that, immediately upon the Reverse Stock Split Effective Time (as defined below), every  four shares of the common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation that were issued and outstanding immediately before the Reverse Stock Split Effective Time shall be combined into one issued and outstanding share of Common Stock, $0.0004 par value per share.  Upon the Reverse Stock Split Effective Time, no fractional shares of Common Stock of the Corporation will be or remain issued and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share multiplied by the closing price of the Common Stock as reported by the NASDAQ Stock Market on the date of the Reverse Stock Split Effective Time.

SECOND:                  The amendment to the charter of the Corporation as set forth in Article FIRST above has been duly approved by a majority of the Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”).  The amendment set forth in Article FIRST above is limited to a change expressly authorized by Section 2-309(e)(2) of the MGCL to be made without stockholders action.

THIRD:                      The charter of the Corporation is hereby amended, effective immediately after the Reverse Stock Split Effective Time, to decrease the par value of the shares of Common Stock of the Corporation issued and outstanding immediately after the Reverse Stock Split from $0.0004 per share to $0.0001 per share.

FOURTH:                  The amendment to the charter of the Corporation as set forth in Article THIRD above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by the MGCL.  The amendment set forth in Article THIRD above is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

FIFTH:                      These Articles of Amendment shall become effective at 5:01 p.m. on February 4, 2014 (the “Reverse Stock Split Effective Time”).

SIXTH:                      The amendments to the charter of the Corporation as set forth above do not increase the authorized stock of the Corporation.

SEVENTH:                The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Executive Officer and attested by its Chief Financial Officer this 31st day of January, 2014.

ATTEST:                                                                           VESTIN REALTY MORTGAGE II, INC.

By:            /s/ Tracee Gress                                                                 By:      /s/ Michael V. Shustek (SEAL)
Name:  Tracee Gress                                                                                     Name: Michael V. Shustek
Title: Chief Financial Officer	Title: President and Chief Executive Officer